Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Exelon Corporation of our report dated February 9, 2012, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Chicago, Illinois

September 6, 2012